UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Bioscrip, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1. ELECTION OF DIRECTORS
PROPOSAL 2. RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.
ADDITIONAL INFORMATION
STOCKHOLDER PROPOSALS
MISCELLANEOUS
HOUSEHOLDING
Annex A
Chronimed Inc. Summary Compensation Table
Chronimed Inc. Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

BIOSCRIP, INC.
100 Clearbrook Road
Elmsford, New York 10523
(914) 460-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 25, 2005

To the Stockholders of BioScrip, Inc.:
      The 2005 Annual Meeting of Stockholders of BioScrip, Inc., a Delaware corporation (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, May 25, 2005 at the Westchester Marriott Hotel, located at 670 White Plains Road, Tarrytown, New York 10591, for the following purposes:

1. To elect ten directors to the Board of Directors of the Company, each to hold office for a term of one year or until their respective successors shall have been duly elected and shall have qualified.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
      The Board of Directors has fixed the close of business on Friday, April 15, 2005 as the record date for determining stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.
      Stockholders of the Company are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote by toll-free telephone call or electronically via the Internet. If you send in your proxy card, or vote by telephone or via the Internet, and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors,

Barry A. Posner,
Executive Vice President, Secretary
and General Counsel
Elmsford, New York
April 28, 2005

BIOSCRIP, INC.
100 Clearbrook Road
Elmsford, New York 10523
(914) 460-1600

PROXY STATEMENT

       This Proxy Statement (“Proxy Statement”) is being furnished to the stockholders of BioScrip, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies in the enclosed form for use in voting at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Wednesday, May 25, 2005 at 10:00 a.m., local time, at the Westchester Marriott Hotel, located at 670 White Plains Road, Tarrytown, New York 10591 and at any adjournments or postponements thereof. The shares of common stock, par value $.0001 per share (the “Common Stock”), represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting. These proxy solicitation materials are being mailed to stockholders on or about April 28, 2005. On March 12, 2005, Chronimed Inc. (“Chronimed”) merged with a wholly owned subsidiary of MIM Corporation (“MIM”). As a result of the merger, Chronimed has become a wholly owned subsidiary of MIM, now known as BioScrip, Inc. The Annual Meeting will be the first annual meeting of stockholders of the combined company.
      Instead of submitting your proxy with the paper proxy card, you may vote by telephone or electronically via the Internet. If you vote by telephone or via the Internet it is not necessary to return your proxy card. Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares of Common Stock are registered in your name or in the name of a broker or bank.
Proposals; Record Date
      At the Annual Meeting, the Company’s stockholders will be asked:

1. To elect ten directors to the Board of Directors of the Company, each to hold office for a term of one year or until their respective successors shall have been duly elected and shall have qualified.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2005.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
      The close of business on Friday, April 15, 2005 has been fixed by the Board of Directors as the record date (the “Record Date”) for determining stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, 36,937,919 shares of Common Stock were issued and outstanding and were held of record by approximately 450 holders (in addition to approximately 8,000 stockholders whose shares were held in nominee name).
Voting and Solicitation
      Each stockholder entitled to vote at the Annual Meeting may cast one vote in person or by proxy for each share of Common Stock held by such stockholder. To vote in person, a stockholder should come to the Annual Meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the Annual Meeting. To vote by mail using the proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, a stockholder should dial toll-free (800) 776-9437 using a touch-tone phone and follow the recorded instructions. To vote on the Internet, a stockholder should go to http://www.voteproxy.com and complete an electronic proxy card. When voting over the telephone or via the Internet, a stockholder will be asked to provide the company number and control number contained on the enclosed proxy card.
      If on the Record Date a stockholder’s shares of Common Stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, then such stockholder is considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded by that organization, which is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, any such stockholder has the right to direct his or her broker or other agent on how to vote the shares of Common Stock in his or her account. Beneficial owners of the Company’s Common Stock are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, he or she may not vote in person at the Annual Meeting unless he or she requests and obtains a valid proxy from his or her broker or other agent.
      The presence, in person or by proxy, of holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented at the Annual Meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. Certain matters submitted to a vote of stockholders are considered to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters determined to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. In the election of directors, the ten nominees who receive the greatest number of affirmative votes will be elected to the Board of Directors, without giving effect to abstentions and broker non-votes. Each other matter to be voted on by the stockholders at the Annual Meeting requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. On these matters, an abstention will have the same effect as a vote cast against the applicable resolution, while broker non-votes will be disregarded and have no effect on the applicable matter.
      Proxies in the accompanying form that are properly executed, duly returned to the Company and not revoked, or proxies which are submitted by telephone or via the Internet and not revoked, will be voted in accordance with the instructions contained therein. In the absence of specific instruction with respect to any or all of the proposals to be acted upon, proxies will be voted for the election of all of the nominees for director named in this Proxy Statement and in favor of Proposal 2. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. If any other matters are properly brought before the Annual Meeting for action it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.
      The presence of a stockholder at the Annual Meeting will not revoke such stockholder’s proxy. However, a proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company (at the principal executive offices of the Company) a written notice of revocation, by executing and delivering a proxy bearing a later date or by attending the Annual Meeting and voting in person. Stockholders voting by telephone or via the Internet may also revoke their proxy by attending the Annual Meeting and voting in person, by submitting the proxy in accordance with the instructions thereon or by voting again, at a later time, by telephone or via the Internet (a stockholder’s latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded). However, once voting on a particular matter is completed at the Annual Meeting, a stockholder will not be able to revoke his or her proxy or change his or her vote as to any matter or matters on which voting has been completed.

      The solicitation of proxies will be conducted by mail and the Company will bear all associated costs of the solicitation process. These costs include the expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of shares of Common Stock. The Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with any such solicitations.
Adjournments and Postponements
      Adjournments or postponements of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment or postponement may be made from time to time by approval of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. The Company does not currently intend to seek an adjournment or postponement of the Annual Meeting, but no assurance can be given that one will not be sought.
PROPOSAL 1.
ELECTION OF DIRECTORS
      The By-Laws of the Company provide that the number of directors shall be such number, currently ten, as is designated from time to time by resolution of the Board of Directors. Each director shall hold office for a term of one year or until his or her successor is elected at the Company’s next annual meeting of stockholders and duly qualified, or until his or her earlier death, resignation or removal.
      In connection with the Company’s merger with Chronimed, on March 12, 2005, the effective date of the merger, (i) Henry F. Blissenbach, Myron Z. Holubiak, David R. Hubers and Stuart A. Samuels, four director nominees of Chronimed, were appointed to fill vacancies on the Board created by the concurrent resignation of four of the Company’s directors in connection with the merger, and (ii) Richard L. Robbins, a nominee chosen by the Company and agreed to by Chronimed, was appointed to fill a vacancy on the Board created by an increase in the number of directors constituting the entire Board.
      The Board of Directors, based on the recommendation of its Nominating and Governance Committee, has nominated and recommends the election of the following ten persons to the Board of Directors of the Company, all of whom currently serve as directors: Henry F. Blissenbach, Richard A. Cirillo, Charlotte W. Collins, Louis T. DiFazio, Richard H. Friedman, Myron Z. Holubiak, David R. Hubers, Michael Kooper, Richard L. Robbins, and Stuart A. Samuels.
      The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve as a director if elected and, to the knowledge of the Board of Directors, each of its nominees intends to serve in such capacity for the entire term for which election is sought. However, should any nominee become unwilling or unable to accept nomination or election as a director of the Company, the proxies solicited by management will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than ten directors.

      The following table sets forth, as of April 25, 2005, certain information with respect to each nominee for election as a director, including biographical data for at least the last five years:

Name	Age	Position

Richard H. Friedman	54	Chairman of the Board
Henry F. Blissenbach	62	Director, President and Chief Executive Officer
Richard A. Cirillo	54	Director
Charlotte W. Collins	52	Director
Louis T. DiFazio	67	Director
Myron Z. Holubiak	57	Director
David R. Hubers	62	Director
Martin “Michael” Kooper	69	Director
Richard L. Robbins	64	Director
Stuart A. Samuels	63	Director
      Richard H. Friedman is currently the Chairman of the Board of Directors of the Company. He joined the Company in April 1996. From May 1996 through March 1998 he served as a director of the Company as well as its Chief Financial Officer and Chief Operating Officer. From April 1998 until March 2005 he served as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Friedman also served as the Company’s Treasurer from April 1996 until February 1998.
      Henry F. Blissenbach is currently the Company’s Chief Executive Officer and President. Mr. Blissenbach served as Chairman of the Board of Directors and Chief Executive Officer of Chronimed from July 1, 2000 until his appointment as the Company’s Chief Executive Officer and President on March 12, 2005. Mr. Blissenbach was named President and Chief Operating Officer of Chronimed in May 1997. He became a director of Chronimed in September 1995. From 1992 to 1997, he served as President of Diversified Pharmaceutical Services, Inc., a UnitedHealthcare subsidiary until 1994 and afterwards a subsidiary of SmithKline Beecham Corp. Diversified Pharmaceutical Services, Inc. was a pharmacy benefit management firm.
      Richard A. Cirillo has served as a director of the Company since April 1998. Since June 21, 1999, Mr. Cirillo has been a partner of the law firm of King & Spalding LLP. From 1983 until June 1999, Mr. Cirillo was a member of the law firm of Rogers & Wells LLP, with which he had been associated since 1975. Since Mr. Cirillo joined King & Spalding LLP, that firm has served as the Company’s outside general counsel. Prior to that time, Rogers & Wells LLP had served in that capacity.
      Charlotte W. Collins was appointed as a director of the Company in April 2003. Since July 2003 she has been an Associate Professor at the George Washington University School of Public Health and Health Services. From January 2002 to June 2003 Ms. Collins was an Associate Research Professor, Director of Minority Health Policy Program, at the George Washington University School of Public Health and Health Services. From September 1996 to November 2004 Ms. Collins was associated with the law firm of Powell, Goldstein, Frazer & Murphy, LLP in Washington, DC. During 1998, she held the position of Interim General Counsel for the District of Columbia Health and Hospitals Public Benefit Corporation.
      Louis T. DiFazio has served as a director of the Company since May 1998. From March 1997 until his retirement in June 1998, Dr. DiFazio served as Group Senior Vice President of the Pharmaceutical Group of Bristol-Myers Squibb. Dr. DiFazio also currently serves as a member of the Board of Trustees of Rutgers University and the University of Rhode Island. Dr. DiFazio received his B.S. in Pharmacy from Rutgers University and his Ph.D. in Pharmaceutical Chemistry from the University of Rhode Island.
      Myron Z. Holubiak was appointed a director of the Company in March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed Inc. since September 2002. Since 2002, Mr. Holubiak has been a partner and Group President of HealthSTAR Communications, Inc., a health care marketing communications network of 16 companies. From August 2001 to June 2002, Mr. Holubiak was

President, Chief Operating Officer and member of the Board of Directors of iPhysicianNet, Inc., a video detailing company. From December 1998 to August 2001, Mr. Holubiak served as the President of Roche Laboratories, USA, a major research based pharmaceutical company. Prior to holding this position, he spent 15 years in a variety of marketing, sales and executive positions with Roche Laboratories, founded Emron, Inc., a health care consulting company. Mr. Holubiak served on the Board of Directors of the Robert Wood Johnson Hospital Foundation from 1999 to 2001. He currently serves on the Board of Directors of Nastech Pharmaceutical Company, Inc. and the Children of Chernobyl Relief Foundation.
      David R. Hubers was appointed a director of the Company in March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed Inc. since November 2000. Mr. Hubers was Chairman of American Express Financial Advisors Inc. prior to his retirement. He joined American Express Financial Advisors Inc. in 1965 and held various positions until being named Senior Vice President of Finance and Chief Financial Officer in 1982. In August 1993, he was appointed President and Chief Executive Officer and served in that capacity until June 2001. Mr. Hubers serves on the boards of directors of the Carlson School of Management at the University of Minnesota, Lawson Software, a publicly held software company, the National Council on Economic Education and American Express Property Casualty Co. He is also Chairman of the Compensation Committee at Lawson Software
      Martin (“Michael”) Kooper has served as a director of the Company since May 1998. Since December 1997, Mr. Kooper has served as the President of The Kooper Group, a successor to Michael Kooper Enterprises, a benefits consulting firm. From 1980 through December 1997, Mr. Kooper served as President of Michael Kooper Enterprises.
      Richard L. Robbins was appointed a director of the Company in March 2005. Mr. Robbins has been Senior Vice President, Financial Reporting and Control of Footstar, Inc., a nationwide retailer of footwear since October 2003. Footstar, Inc. filed for bankruptcy protection in March 2004. From July 2002 to October 2003, Mr. Robbins was a partner in Robbins Consulting LLP, a financial, strategic and management consulting firm. From 1978 to 2002, Mr. Robbins was a partner of Arthur Andersen LLC and served as the audit partner of MIM through the audit of the Company’s 2001 fiscal year. Mr. Robbins is currently a member of the board of directors of Vital Signs, Inc., a manufacturer of medical products, and serves as the chair of its audit committee.
      Stuart A. Samuels was appointed a director of the Company in March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed Inc. since November 2000. Since 1990, Mr. Samuels has been a management consultant, specializing in business management, strategic sales and marketing and business development for several companies, specifically in the pharmaceutical and healthcare industries. From 1986 to 1990, Mr. Samuels was Senior Vice President at Rorer Pharmaceutical Corporation, General Manager at Rorer Pharmaceuticals and President at Dermik Laboratories. Prior to that time, he held several executive sales and marketing positions at Revlon Health Care Group and various product management positions at Warner Lambert. He currently serves on the boards of directors of Afferon Corporation, PharMetrics, Inc. and Target Rx, Inc. and completed a board term with Avanir Pharmaceuticals in 1999.
Information Concerning Meetings and Certain Committees
      The Company has standing Audit, Nominating and Governance, and Compensation Committees.
      The Audit Committee currently consists of Stuart A. Samuels (Chairman), Louis T. DiFazio, David R. Hubers and Richard L. Robbins. Each of the members of the Audit Committee satisfies the independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company’s Board of Directors has determined that Richard L. Robbins is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act and is “independent” as set forth in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee is responsible, among its other duties, for overseeing the process of accounting and financial reporting of the Company and the audits of the financial statements of the Company; appointing, retaining and compensating the Company’s independent auditors; pre-approving all audit and non-audit services by the Company’s independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the Company’s independent accountants; reviewing the internal audit function; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; and reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (the “Commission”). The Audit Committee’s duties are set forth in the Audit Committee’s Charter which is available on the Company’s website at www.bioscrip.com under the heading “Investors.”
      The Nominating and Governance Committee currently consists of Richard A. Cirillo (Chairman), Charlotte W. Collins, Myron Z. Holubiak and Stuart A. Samuels. Each member of the Nominating and Governance Committee is “independent” as set forth in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Nominating and Governance Committee operates pursuant to a written charter which is available on the Company’s website at www.bioscrip.com under the heading “Investors.” The Nominating and Governance Committee’s functions include recommending to the Board of Directors the number and names of proposed nominees for election to the Board of Directors at the Company’s Annual Meeting of Stockholders; identifying and recommending nominees to fill expiring and vacant seats on the Board of Directors; reviewing on an annual basis committee chairs and membership and recommending changes to the Board of Directors. Except as may be required by rules promulgated by the Nasdaq Stock Market or the Commission, it is the current sense of the Nominating and Governance Committee that there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the suitability of potential nominees for election as members of the Board of Directors, the Nominating and Governance Committee will take into consideration the current composition of the Board of Directors, including expertise, diversity, and balance of inside, outside and independent directors, as well as the general qualifications of the potential nominees, including personal and professional integrity, ability and judgment and such other factors deemed appropriate. The Nominating and Governance Committee will evaluate such factors, among others, and will not assign any particular weighting or priority to any of these factors. While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board of Directors that is predominantly independent and is comprised of directors who (i) are of high integrity, (ii) have qualifications that will increase the overall effectiveness of the Board of Directors, including expertise and knowledge in various disciplines relevant to the Company’s business and/or operations, and (iii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. The Nominating and Governance Committee will consider recommendations for nominations from any reasonable source, including officers and directors as well as from stockholders of the Corporation who comply with the procedures set forth in the Company’s By-Laws. See “Stockholder Proposals” on page 24 of this Proxy Statement. When appropriate, the Nominating and Governance Committee may retain executive recruitment firms to assist in identifying suitable candidates. The Nominating and Governance Committee will evaluate all stockholder recommended candidates on the same basis as any other candidate.
      The Compensation Committee, currently comprised of Louis T. DiFazio (Chairman), Myron Z. Holubiak, David R. Hubers and Michael Kooper, reviews and approves the overall compensation strategy and policies for the Company. Each member of the Compensation Committee is “independent” as set forth in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. In addition, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and administers the Company’s 2001 Incentive Stock Plan (the “2001 Plan”), the 1996 Incentive Stock Plan (the “1996 Plan”) and the 1996 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”). The Compensation Committee also administers the Chronimed Inc. Stock Options Plans which were assumed by the Company in connection with the merger (collectively, the “Chronimed Option Plans”).

      During 2004, the Board of Directors held eight meetings, the Audit Committees held four meetings, the Nominating and Governance Committee held no meeting(s) and acted one time by written consent and the Compensation Committee held no meeting(s). Each director attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of which he or she was a member in 2004. The Company expects each member of the Board of Directors to attend its annual meetings absent a valid reason, such as a schedule conflict. Eight members of the Board of Directors as constituted prior to the merger attended the Company’s 2004 Annual Meeting of Stockholders.
Corporate Governance
      The Company is committed to having sound corporate governance principles and has adopted a Code of Business Conduct and Ethics for its Directors, Officers and Employees. The Code of Business Conduct and Ethics covers topics including, but not limited to, financial reporting, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Company’s Code of Business Conduct and Ethics, is available on the Company’s website at www.bioscrip.com under the heading “Investors.” The information contained in or connected to the Company’s website is not incorporated by reference to or considered a part of this proxy statement. If any waivers of the Code of Business Conduce and Ethics are granted, such waivers will be disclosed on a Form 8-K.
Stockholder Communications with the Board of Directors
      Historically, the Company has not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent. Nevertheless, during the upcoming year the Nominating and Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board of Directors and, if adopted, publish it promptly and post it to the Company’s website.
Report of the Audit Committee
      The Audit Committee is responsible for overseeing the process of accounting and financial reporting of the Company and the audits and financial statements of the Company. The Audit Committee operates pursuant to a written charter which is reviewed annually by the Audit Committee. As set forth in the Audit Committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.
      Prior to the merger, in the performance of its oversight function, the Company’s Audit Committee, as then constituted, reviewed and discussed with the Company’s management and the Company’s independent auditors the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Audit Committee also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of non-audit services with the auditors’ independence.

      Based on the review and discussions described in the preceding paragraph above, the Audit Committee, as constituted prior to the merger, recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Commission.

Submitted by the Audit Committee:

Stuart A. Samuels (Chairman)
Louis T. DiFazio, Ph.D.
David R. Hubers
Richard L. Robbins
Compensation of Directors
      Each director who is not an officer or employee of the Company (an “Outside Director”) receives fees of $1,500 per month and $500 per meeting of the Board of Directors and any committee thereof and is reimbursed for expenses incurred in connection with attending such meetings. In addition, each Outside Director is automatically granted under the Directors Plan (i) a non-qualified stock option to purchase 20,000 shares of Common Stock upon being elected to the Board of Directors and (ii) a non-qualified stock option to purchase 5,000 shares of Common Stock each year at the annual meeting of the Board of Directors immediately following the Company’s annual meeting of stockholders; provided, that in order to be eligible to receive the additional option grant an Outside Director shall have been serving on the Board of Directors for at least six consecutive months. Directors who are also officers of the Company are not paid any directors fees or granted any options under the Directors Plan; provided, however, that such directors may receive options under the 1996 Plan and the 2001 Plan.
      The exercise price of options granted to a director under the Directors Plan is equal to the fair market value of a share of Common Stock on the date of grant as determined under the Directors Plan. Options granted under the Directors Plan vest over three years, in three equal annual installments following the anniversary dates of the grant date. The Company has reserved 500,000 shares of Common Stock for issuance under the Directors Plan. Through April 25, 2005 (i) Richard A. Cirillo, Louis T. DiFazio and Michael Kooper have each been granted options under the Directors Plan to purchase an aggregate of 35,000 shares of Common Stock at exercise prices ranging from $4.35 to $9.94 per share; (ii) Ms. Collins has been granted options under the Directors Plan to purchase 20,000 shares of Common Stock at exercise prices ranging from $7.52 to 7.68 per share; and (iii) Myron Z. Holubiak, David R. Hubers, Richard L. Robbins and Stuart A. Samuels have each been granted an option under the Directors Plan to purchase 20,000 shares of Common Stock at an exercise price of $6.61 per share. In addition, (i) Myron Z. Holubiak also has options to purchase 47,600 shares of Common Stock at exercise prices ranging from $4.28 to $7.96 per share and (ii) David R. Hubers and Stuart R. Samuels also each have options to purchase 67,200 shares of Common Stock at exercise prices ranging from $4.22 to $7.96 per share, all of which options were granted under Chronimed’s 1994 Stock Option Plan for Directors which was assumed by the Company in connection with the merger.
Vote Required and Recommendation of the Board of Directors
      If a quorum is present and voting, the ten nominees receiving the highest number of votes duly cast at the Annual Meeting will be elected to the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

PROPOSAL 2.
RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.
      Ernst & Young LLP served as the Company’s independent auditors for the year ended December 31, 2004 and the Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for the year ended December 31, 2005. The Board of Directors is asking that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors. While the Company’s By-Laws do not require stockholder ratification, the Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the Company’s independent auditors, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the stockholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.
      A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to be available to respond to appropriate questions from stockholders.
      Ernst & Young LLP also served as Chronimed’s independent auditors for the year ended December 31, 2004.
Independent Auditors Fees
      The following table shows the aggregate fees billed to the Company by Ernst & Young LLP for services rendered during the years ended December 31, 2003 and 2004:

	Years Ended
	December 31,

Description of Fees	2003	2004

Audit Fees	$260,000	$813,000
Audit Related Fees	$85,340	$197,000
Tax Fees(1)	$39,250	$0
All Other Fees	$1,605	$1,325

(1)	For 2003 tax compliance, tax advice, and tax planning services were also provided by PriceWaterhouseCoopers, LLP. In 2004 Ernst & Young, LLP did not provide any tax compliance, tax advice, and tax planning services, all of which services were provided by PriceWaterhouseCoopers, LLP. Fees billed by PriceWaterhouseCoopers, LLP in 2003 and 2004 for tax compliance, tax advice, and tax planning services were $97,300 and $146,400, respectively.

Audit Fees
      Audit fees consist of the aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements as of and for the years ended December 31, 2004 and 2003 and its reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2004 and 2003 and, for 2004, significant additional work relating to the performance of Sarbanes-Oxley Section 404 attest services.

Audit Related Fees
      Audit related fees consist of the aggregate fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not already reported in the table above under “Audit Fees.” These services included general audit advisory services and other audit related services for both years as well as transaction due diligence in connection with merger and acquisition related activity.

Tax Fees
      Tax fees consist of the aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees
      All other fees consist of the aggregate fees for professional services rendered by Ernst & Young LLP other than those described above and includes fees paid for use of its on-line reference tool.

Pre-Approval of Audit and Non-Audit Services
      In accordance with the provisions of the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services, and the related fees, provided to the Company by our independent auditors, or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Exchange Act or the rules of the Commission. Accordingly, the Audit Committee pre-approved all services and fees provided by Ernst & Young LLP during the year ended December 31, 2004 and has concluded that the provision of these services is compatible with the accountant’s independence.
      During the year ended December 31, 2004, none of the total hours expended on the audit of the Company’s financial statements by Ernst & Young LLP were provided by persons other than full time employees of Ernst & Young LLP.
      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.
ADDITIONAL INFORMATION
Executive Officers
      The following table sets forth, as of April 25, 2005, certain information with respect to each current executive officer of the Company who is not also a director of the Company.

Name	Age	Position

Alfred Carfora	53	Executive Vice President. Mr. Carfora joined the Company in October 2002. From December 2002 to March 2005 he was President and Chief Operating Officer of the Company. From 1999 until October 2002 he was retired. From March 1993 to December 1998 Mr. Carfora held the position of President and Chief Executive Officer of Duty Free International Inc., an international specialty retailer and New York Stock Exchange listed company.

Name	Age	Position

Russel J. Corvese	41	Vice President of Operations. Prior to holding this position he had been Vice President of Operations of the Company’s subsidiary, Scrip Solutions, LLC since October 2002. From October 2000 to October 2002 he was Chief Information Officer of the Company. From November 1997 to October 2000 he served as Vice President of Operations and Chief Information Officer of the Company’s subsidiary Scrip Solutions, LLC. From November 1996 through November 1997, Mr. Corvese held the position of Executive Director, Management Information Systems of Scrip Solutions, LLC. From May 1994 to November 1996, Mr. Corvese held various positions with Scrip Solutions, LLC.
Gregory H. Keane	50	Executive Vice President, Chief Financial Officer and Treasurer. Mr. Keane joined Chronimed as its Controller in April 1996. He was appointed Vice President and Treasurer of Chronimed in March 1999. In February 2000 he was appointed Chief Financial Officer and was appointed Executive Vice President, Chief Financial Officer and Treasurer of the Company in March 2005. From 1983 to 1996, Mr. Keane served in a number of financial management roles at National Computer Systems, a publicly held systems and services company based in Minneapolis, Minnesota. Previous employment included financial management positions in the software industry and public accounting experience.
Alden F. Pettengill	47	Chief Information Officer. Mr. Pettengill joined the Company in September 1996 as its Executive Director of Information Technology.
Barry A. Posner	41	Executive Vice President, Secretary and General Counsel. Mr. Posner joined the Company in March 1997 as General Counsel and was appointed Secretary of the Company at that time. In April 1998, Mr. Posner was appointed Vice President of the Company. In November 2001, he was appointed to the position of Executive Vice President of the Company.
Brian J. Reagan	44	Executive Vice President. Mr. Reagan joined Chronimed as Vice President, Corporate Development in September 2002 and was appointed Executive Vice President of the Company in March 2005. Mr. Reagan has been President of Orchard Hill Partners, a business consulting firm, since December 2000. Mr. Reagan’s previous experience was in the investment banking industry. He was a Managing Director at John G. Kinnard & Company from 1998 to 2000 and held a variety of executive positions at Dain Rauscher Inc. from 1987 to 1998.

Name	Age	Position

Anthony J. Zappa	44	Executive Vice President, Community Pharmacy Operations. Mr. Zappa joined Chronimed in January 2002 as Executive Vice President, Operations and was appointed Executive Vice President, Community Pharmacy Operations in March 2005. Prior to joining Chronimed, Mr. Zappa held a variety of executive positions in healthcare. He was General Manager at Fairview Home Medical Equipment from July 2000 to September 2001, Executive Vice President for Operations at Cranespharmacy.com from May 1999 to July 2000, Vice President for Clinical Services at Chronimed from June 1998 to May 1999 and Vice President of Product Management at Value Rx/Express Scripts from June 1997 to June 1998
      Executive officers are appointed by, and serve at the pleasure of, the Board of Directors, subject to the terms of their respective employment agreements with the Company which, among other things, provide for each of them to serve in the executive positions listed above. See “Employment Agreements” below.
Common Stock Ownership by Certain Beneficial Owners and Management
      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 25, 2005, by (i) each executive officer of the Company named in the Summary Compensation Table set forth below; (ii) each of the Company’s directors; (iii) each person who is known by the Company to beneficially own more than five percent of the Company’s Common Stock; and (iv) all directors and executive officers of the Company as a group. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name. The information set forth below is based upon information provided by such persons to the Company and filings made with the Commission by such persons:

Name and Address	Number of Shares
of Beneficial Owner(1)	Beneficially Owned(2)(3)		Percent of Class(3)

Dalal Street, Inc. 17 Spectrum Point Drive, Suite 503 Lake Forest, CA 92630	3,306,909	(4)	8.95%
Mohnish Pabrai 17 Spectrum Point Drive, Suite 503 Lake Forest, CA 92630	3,306,909	(4)	8.95%
Burgundy Asset Management Ltd. 181 Bay Street, Suite 4510 Toronto, Ontario Canada M5J 2T3	2,071,920	(5)	5.61%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202-3508	1,972,125	(6)	5.34%
Richard H. Friedman	1,970,000	(7)	5.21%
Henry F. Blissenbach	1,080,699	(8)	*
Alfred Carfora	196,667	(9)	*
Russel J. Corvese	66,167	(10)	*
Barry A. Posner	234,266	(11)	*
Richard A. Cirillo	31,000	(12)	*
Charlotte W. Collins	15,000	(13)	*

Name and Address	Number of Shares
of Beneficial Owner(1)	Beneficially Owned(2)(3)		Percent of Class(3)

Louis T. DiFazio	32,500	(14)	*
Myron Z. Holubiak	47,600	(15)	*
David R. Hubers	67,200	(16)	*
Michael Kooper	30,000	(17)	*
Richard L. Robbins	0	(18)	*
Stuart A. Samuels	67,200	(19)	*
All Directors and Executive Officers as a group (17 persons)	4,423,110	(20)	11.05%

*	Less than 1%.

(1)	Except as otherwise indicated, all addresses are c/o BioScrip, Inc., 100 Clearbrook Road, Elmsford, NY 10523.

(2)	The inclusion in this table of any shares of Common Stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all such shares beneficially owned by such person.

(3)	Shares deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days after April 25, 2005 upon the exercise of an option to purchase shares of Common Stock and shares of Common Stock with restrictions on transfer and encumbrance, with respect to which the owner has voting power, are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(4)	Under SEC beneficial ownership rules, Dalal Street, Inc., referred to as Dalal, and Mohnish Pabrai are each deemed to beneficially own in the aggregate the same shares of common stock in the combined company as described further in this footnote. The information in this table relating to Dalal and Mr. Pabrai is based on Schedules 13G filed with the SEC on February 14, 2005 with respect to the Company and Chronimed on behalf of The Pabrai Investment Fund II, L.P., referred to as PIF2, Pabrai Investment Fund 3, Ltd., referred to as PIF3, The Pabrai Investment Fund IV, L.P., referred to as PIF4, Rainbee, Inc., referred to as Rainbee, Dalal, Harina Kapoor, Mr. Pabrai’s spouse, and Mr. Pabrai. Dalal is the general partner and investment manager of PIF2 and PIF4 and sole investment manager of PIF3. Ms. Kapoor is the sole shareholder of Rainbee, Inc. Mr. Pabrai is the sole shareholder and chief executive officer of Dalal and a shareholder and president of PIF3. Because of the relationships among these persons, they may be deemed to constitute a “group” under SEC beneficial ownership rules, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all of the shares of common stock held by each of the other members of the group. Each of these persons disclaims membership in a group and disclaims beneficial ownership of any of the shares of common stock except that PIF2 claims beneficial ownership of 1,415,567 shares, PIF3 claims beneficial ownership of 606,673 shares, PIF4 claims beneficial ownership of 1,167,064 shares, Rainbee claims beneficial ownership of 3,054 shares, Ms. Kapoor claims beneficial ownership with respect to 106,333 shares (which includes 103,279 shares held by Ms. Kapoor and Mr. Pabrai as joint tenants and 3,054 shares held by Rainbee) and Mr. Pabrai claims beneficial ownership with respect to 115,091 shares (which includes 8,757 shares held by Mr. Pabrai as trustee under the uniform Gifts to Minors Act, 103,279 shares held by Ms. Kapoor and Mr. Pabrai as joint tenants and 3,054 shares held by Rainbee).

(5)	Based on a Form 13G filed with the SEC on February 10, 2005.

(6)	Based on a Form 13G filed with the SEC on January 14, 2005.

(7)	Includes 850,000 shares issuable upon exercise of the vested portion of options held by Mr. Friedman. Excludes 400,000 shares subject to the unvested portion of options held by Mr. Friedman. Includes 20,000 shares of Common Stock owned by the Richard Friedman Family Limited Partnership, of which

Mr. Friedman is a general and limited partner. Mr. Friedman has shared voting and dispositive power with respect to these shares of Common Stock.

(8)	Includes 984,155 shares issuable upon exercise of the vested portion of options held by Mr. Blissenbach.

(9)	Includes 166,667 shares issuable upon exercise of the vested portion of options held by Mr. Carfora. Excludes 183,333 shares subject to the unvested portion of options held by Mr. Carfora.

(10)	Includes 63,667 shares issuable upon exercise of the vested portion of options held by Mr. Corvese. Excludes 23,333 shares subject to the unvested portion of options held by Mr. Corvese.

(11)	Includes 170,666 shares issuable upon exercise of the vested portion of options and 60,000 shares of Common Stock subject to restrictions on transfer and encumbrance through December 31, 2006, with respect to which Mr. Posner possesses voting rights. Excludes 50,000 shares subject to the unvested portion of options held by Mr. Posner. See “Employment Agreements” for a description of the terms and conditions of the restricted shares. Mr. Posner shares voting and dispositive power over 2,600 shares with his spouse.

(12)	Includes 30,000 shares issuable upon exercise of the vested portion of options held by Mr. Cirillo. Excludes 5,000 shares subject to the unvested portion of options held by Mr. Cirillo.

(13)	Includes 15,000 shares issuable upon exercise of the vested portion of options to purchase Common Stock held by Ms. Collins. Excludes 10,000 shares subject to the unvested portion of options held by Ms. Collins.

(14)	Includes 30,000 shares issuable upon exercise of the vested portion of options held by Dr. DiFazio. Excludes 5,000 shares subject to the unvested portion of options held by Dr. DiFazio.

(15)	Includes 47,600 shares issuable upon exercise of the vested portion of options held by Mr. Holubiak. Excludes 20,000 shares subject to the unvested portion of options held by Mr. Holubiak.

(16)	Includes 67,200 shares issuable upon exercise of the vested portion of options held by Mr. Hubers. Excludes 20,000 shares subject to the unvested portion of options held by Mr. Hubers.

(17)	Includes 30,000 shares issuable upon exercise of the vested portion of options held by Mr. Kooper. Excludes 5,000 shares subject to the unvested portion of options held by Mr. Kooper.

(18)	Excludes 20,000 shares subject to the unvested portion of options held by Mr. Robbins.

(19)	Includes 67,200 shares issuable upon exercise of the vested portion of options held by Mr. Samuels. Excludes 20,000 shares subject to the unvested portion of options held by Mr. Samuels.

(20)	Includes 3,076,565 shares issuable upon exercise of the vested portion of options and 60,000 shares of Common Stock subject to restrictions on transfer and encumbrance.
Executive Compensation
      The table set forth below provides certain information concerning compensation for services rendered to the Company and its subsidiaries during the years ended December 31, 2004, 2003 and 2002 by (i) the Company’s chief executive officer; and (ii) the four other most highly compensated executive officers who were serving in such capacities as of December 31, 2004 (collectively, the “Named Executive Officers”). Compensation information for former officers of Chronimed who are now serving as executive officers of the

Company is set forth in the Summary Compensation Table for Chronimed set forth on Annex A to this Proxy Statement.
Summary Compensation Table

		Annual Compensation			Long-term Compensation

					Restricted	Securities
				Other Annual	Stock	Underlying		All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation(1)(2)	Award(s)($)	Options (#)		Compensation($)

Richard H. Friedman	2004	675,562	—	18,082	—	200,000		20,322	(4)
Chairman, Chief Executive	2003	593,384	—	19,501	—	200,000	(3)	23,683	(4)(5)
Officer	2002	593,384	207,000	18,000	—	200,000		27,541	(4)(5)
Barry A. Posner	2004	325,968	—	20,391	—	—		3,507	(4)
Executive Vice President,	2003	287,259	—	16,215	—	75,000		4,587	(4)(5)
General Counsel and	2002	273,615	40,000	12,000	—	—		6,601	(4)(5)
Secretary
James S. Lusk	2004	328,084	—	17,697	—	—		—
Chief Financial Officer,	2003	299,384	—	15,496	—	75,000		1,175	(5)
Treasurer	2002	51,852	15,000	2,000	—	150,000		588	(5)
Alfred Carfora	2004	373,831	—	17,879	—	—		—
President, Chief Operating	2003	328,508	—	16,275	—	350,000		1,175	(5)
Officer	2002	40,000	15,000	—	—	—		294	(5)
Russell J. Corvese	2004	233,669	—	6,000	—	—		—
Executive Vice President,	2003	212,947	—	6,000	—	—		87,238	(5)(6)
Operations	2002	180,634	35,000	6,000	—	—		3,525	(5)

(1)	Represents automobile allowances or leases.

(2)	Represents automobile insurance premiums.

(3)	These options were issued to Mr. Friedman following stockholder approval of amendments to the 2001 Plan at the Company’s 2003 annual meeting. These options were granted as of, and the exercise price was equal to the fair market value of a share of Common Stock on, January 2, 2002. These option grants were approved and committed to be issued in connection with a compensation arrangement approved by the Company’s Compensation Committee in December of 2001 but had not been issued as of the date of the 2003 annual meeting.

(4)	Represents country club membership dues.

(5)	Represents life insurance premiums.

(6)	Represents re-imbursement for relocation expense.

Equity Compensation Plan Information
      The following table sets forth information relating to equity securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2004. Equity compensation plan information for Chronimed is set forth on Annex A to this proxy statement.
Equity Compensation Plan Information

	Number of securities to be	Weighted-average
	issued upon exercise of	exercise price of	Number of securities remaining available for
	outstanding options,	outstanding options,	future issuance under equity compensation plans
	warrants and rights	warrants and rights	(excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,897,490	$8.09	1,333,690
Equity compensation plans not approved by security holders	25,000	$3.56	—

Total	3,922,490	$8.06	1,333,690

Option Grants
      The following table sets forth certain information with respect to stock options granted to each of the Company’s Named Executive Officers during the year ended December 31, 2004.
Option Grants in Last Fiscal Year

Individual Grants

% of
	Number of	Total			Potential Realizable Gain
	Securities	Options			Assuming Annual Rates of
	Underlying	Granted			Stock Price
	Options	to	Exercise		Appreciation($)
	Granted	Employees	Price	Expiration
Name	(#)	in 2003	($/share)	Date	5%	10%

Richard H. Friedman	200,000	52.6%	$7.03	1/2/2014	$884,226	$2,240,802
Option Exercises and Fiscal Year-End Values
      The following table sets forth information concerning exercisable and unexercisable options held as of December 31, 2004 by the Company’s Named Executive Officers. There were no option exercises during the year ended December 31, 2004 by any of the Named Executive Officers. Information concerning option exercises and exercisable and unexercisable options held as of December 31, 2004 by former officers of Chronimed who are now serving as executive officers of the Company is set forth on Annex A to this proxy statement.
Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options at
	Options at Fiscal Year-End		Fiscal Year-End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard H. Friedman	650,000	400,000	$1,078,472.78	$74,666.48
Barry A. Posner	170,666	50,000	$47,738.76	$—
James S. Lusk	125,000	100,000	$75,000.00	$37,500.00
Alfred Carfora	116,668	233,332	$12,500.25	$24,999.75
Russell J. Corvese	63,667	23,333	$37,200.00	$—

Compensation Committee Interlocks and Insider Participation
      The Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. In addition, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and administers the 2001 Plan, the 1996 Plan and the Directors Plan, as well as the Chronimed Option Plans. Each member of the Nominating and Governance Committee is “independent” as set forth in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.
Compensation Committee Report On Executive Compensation
      The Compensation Committee is responsible for overseeing and approving compensation levels for the Company’s management, including the individuals named in the Summary Compensation Table. The Compensation Committee is also involved in the development and administration of management compensation policies and programs that are consistent with, linked to, and supportive of the basic strategic objective of maximizing stockholder value, while taking into consideration the activities, roles and responsibilities of the Company’s senior management. The Compensation Committee is comprised of four independent directors.
      The Company believes that a strong link should exist between management compensation and management’s success in maximizing stockholder value. In 2002, the Company, through the Compensation Committee, retained a nationally recognized compensation consulting firm to review the competitiveness and effectiveness of the compensation program in order to ensure that the Company was providing strong incentives for senior management to remain in the employ of the Company, to deliver superior financial results and to provide significant potential rewards to senior management if the Company achieves aggressive but reasonable agreed upon financial goals each fiscal year. The consulting firm worked closely with the Compensation Committee and certain members of senior management.
     Compensation Philosophy and Elements
      The Compensation Committee adheres to four principles in discharging its responsibilities:

1. Annual bonuses and long-term compensation for senior management and key employees should be at risk, with actual compensation levels corresponding to the Company’s actual financial performance and each participating executive’s personal goals and accomplishments.

2. Over time, incentive compensation of the Company’s management should focus more heavily on long-term rather than short-term accomplishments and results.

3. Equity-based compensation and equity ownership expectations should be used to provide management with clear and distinct links to stockholder interests.

4. The overall compensation programs should be structured to ensure the Company’s ability to attract, retain, motivate and reward those individuals who are best suited to achieving the desired performance results, both long-term and short-term, while taking into account the role and responsibilities of the individual.
      The compensation program provides management and participating employees with the opportunity to receive annual cash bonuses and long-term rewards if corporate, department and/or individual objectives are achieved. Specifically, participants may receive significant bonuses if the Company’s financial performance goals and each individual’s departmental and personal objectives are achieved. Under the compensation program, no participant may receive compensation payments in any year in excess of the $1 million limitation set forth in Section 162(m) of the U.S. Internal Revenue Code of 1986. Any amounts payable in excess of such $1 million limitation will be mandatorily deferred to later years.

Compensation of the Chief Executive Officer
      In determining an appropriate salary, bonus and long-term incentive opportunity for Mr. Friedman, who served as the Company’s Chief Executive Officer prior to the consummation of the merger in March 2005, the Compensation Committee considered, among other things, the compensation of chief executive officers of other public companies within its industry, the Company’s overall financial performance, as well as the Chief Executive Officer’s individual performance and his unique role since becoming Chairman and Chief Executive Officer in 1997. On March 12, 2005, upon consummation of the merger, Mr. Friedman resigned as the Company’s Chief Executive Officer and currently serves as the Company’s Chairman. Henry F. Blissenbach, the former President and Chief Executive Officer of Chronimed, currently serves as the Company’s Chief Executive Officer. The terms of Mr. Blissenbach’s employment agreement with the Company are described under “Employment Agreements” below.
      The Compensation Committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in aggregate, for Mr. Friedman in 2004.
      Mr. Friedman was paid an annual base salary of $653,000 for 2004, which was increased to $699,000 in 2005. Neither Mr. Friedman, nor any other member of management, received a bonus based on 2004 performance. Any annual bonus to be paid to Mr. Friedman or any other member of management is a multiple of base salary. The multiple is based on Company earnings versus budget and other qualitative Company objectives. In addition to Mr. Friedman’s base salary, he receives an annual grant of options to purchase 200,000 shares of the Company’s common stock at the beginning of each year as well as certain fringe benefits, including an automobile allowance.

Deductibility of Compensation
      Section 162(m) of the U.S. Internal Revenue Code of 1986 places a limit on the tax deduction for compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally the company’s chief executive officer and its next four most highly compensated executives). Under certain conditions, the statute allows the entity to preserve this tax deduction for certain qualified performance-based compensation.
      Any bonuses payable to the CEO are believed to qualify as “performance-based” compensation with the meaning of section 162(m). The Compensation Committee, composed entirely of independent directors, adopted the Company’s compensation programs and the entire Board of Directors approved Mr. Friedman’s employment agreement. In order to qualify for favorable treatment under section 162(m), Mr. Friedman’s amended employment agreement was structured such that he will not receive cash compensation in excess of $1 million in any one year but rather, would have any payments in excess of the $1 million limitation deferred to later periods.

      The Compensation Committee intends to continue to pursue a strategy of maximizing the deductibility of the compensation paid to the Company’s management. However, the Compensation Committee retains the flexibility to provide compensation in an amount that may exceed the limit for tax deductibility under Section 162(m) and waive the mandatory deferral, as appropriate, whenever the Compensation Committee believes that payment of such compensation furthers the goals of the Company’s executive compensation program, or is otherwise in the best interests of the Company and its stockholders.

Submitted by the Compensation Committee:

Louis T. DiFazio, Ph.D. (Chairman)
Myron Z. Holubiak
David R. Hubers
Michael Kooper
Employment Agreements
      In December 1998, Mr. Friedman entered into an employment agreement with the Company. Under Mr. Friedman’s employment agreement, he was granted options to purchase 800,000 shares of the Company’s common stock at an exercise price of $4.50 per share (the market price on December 2, 1998, the date of grant), 200,000 performance units and 300,000 restricted shares. The grants were canceled after the proposal seeking stockholder approval for the grants at the 1999 annual meeting of the Company’s stockholders was withdrawn before a vote of the Company’s stockholders.
      Based on the recommendation of the Company’s compensation committee, Mr. Friedman’s employment agreement was amended in 1999 and 2001, on August 9, 2004 and on October 28, 2004. Mr. Friedman’s employment agreement provides for his employment as the Chairman and Chief Executive Officer of the Company for a term of employment through November 30, 2006 (unless earlier terminated) at an initial base annual salary of $425,000. In December 2001, the Company’s compensation committee approved an increase in Mr. Friedman’s base annual salary to $594,000 and making an annual grant to Mr. Friedman of options to purchase 200,000 shares of the Company’s common stock at the beginning of each year commencing January 1, 2002 and continuing through November 30, 2006. In 2003 the Compensation Committee approved increasing Mr. Friedman’s base salary for 2004 to $653,400 and in January 2005 the Compensation Committee approved an increase in his base salary for 2005 to $699,133. Mr. Friedman is also entitled to receive certain fringe benefits, including an automobile allowance and is also eligible to participate in the Company’s executive bonus program.
      If Mr. Friedman’s employment is terminated due to his death or disability, all vested options may be exercised by his estate for one year following termination; provided, however, that if he remains disabled for six months following his termination for disability, he will also be entitled to receive, for a period of two years following termination, his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled. If Mr. Friedman’s employment is terminated by the Company without cause, (i) Mr. Friedman will be entitled to receive, for the longer of two years following termination and the period remaining in his term of employment under his employment agreement, his annual salary at the time of termination (less net proceeds of any long term disability or workers’ compensation benefits) and continuing coverage under all benefit plans and programs to which he was previously entitled and (ii) all unvested options will vest and immediately become exercisable in accordance with their terms and Mr. Friedman will vest in all other pension or deferred compensation plans. If the Company terminates Mr. Friedman for cause, he will be entitled to receive only salary, bonus and other benefits earned and accrued through the date of termination. If Mr. Friedman terminates his employment for good reason, (a) he will be entitled to receive, for a period of two years following termination, his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled and (b) all unvested options will vest and immediately become exercisable in accordance with their terms and Mr. Friedman will vest in all other pension or deferred compensation plans. Upon a change of control that result in his termination by the Company or a material reduction in his duties, (1) Mr. Friedman will be entitled to receive, for the longer of three years following termination and the period remaining in his term of employment under his employment agreement, his annual salary at the time of termination and continuing coverage under all benefits plans and programs to which he was previously entitled and (2) all unvested options will vest and immediately become exercisable in accordance with their terms and Mr. Friedman will vest in all other pension or deferred compensation plans.
      Under an August 9, 2004 amendment, Mr. Friedman agreed that being employed as Chairman of the Board of Directors of the combined company and terminating his position as Chief Executive Officer in connection with the merger did not constitute good reason for Mr. Friedman to terminate his employment agreement. As a result, the completion of the merger did not trigger Mr. Friedman’s right to receive severance compensation or other termination benefits. In addition, under an October 28, 2004 amendment, in the event his employment agreement is not renewed upon its expiration, (i) he will be entitled to receive for period of one year following termination his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled and (ii) all unvested options will vest and immediately become exercisable in accordance with their terms.
      During the term of employment and for one year following the later of his termination and his receipt of severance payments, Mr. Friedman may not directly or indirectly (other than with the Company) participate in the United States in any pharmacy benefit management business or other business that is at any time a material part of the Company’s overall business. Similarly, for a period of two years following termination, Mr. Friedman may not solicit or otherwise interfere with the Company’s relationship with any present or former Company employee or customer.
      Mr. Blissenbach entered into an employment agreement with Chronimed effective July 1, 2003 with an initial three-year term expiring on July 1, 2006. The agreement automatically renews for two-year terms unless terminated for various reasons. Under the agreement, Mr. Blissenbach receives a base salary of not less than $415,000 per year and bonuses, stock option, and benefits commensurate with his position and responsibilities. His compensation package is subject to increase based on performance and board review. Mr. Blissenbach’s employment agreement contains a non-competition provision for up to one year following termination of employment. Under Mr. Blissenbach’s employment agreement, if his employment is terminated by Chronimed without cause or through delivery of a non-renewal notice or by him for good reason, Mr. Blissenbach is entitled to receive (1) his base salary through the date of termination, including the pro rated bonus earned for the partial year, if any, (2) base salary payments for a period of 24 months after termination at the rate in effect on the date of termination, payable monthly, (3) the average of any incentive compensation paid or payable by Chronimed for the two most recent fiscal years, payable monthly, (4) immediate vesting of all unvested stock options and (5) continuance of healthcare coverage, life insurance and general employee benefit plans of Chronimed for a period of two years or until Mr. Blissenbach becomes eligible for such insurance coverage from another employer. If Mr. Blissenbach’s employment is terminated within two years of a change of control (as defined in the employment agreement) by him for good reason or by Chronimed without cause, Mr. Blissenbach is entitled to receive (1) his base salary through the date of termination, including the pro rated bonus earned for the partial year, (2) a lump sum payment equal to 36 months of Mr. Blissenbach’s then current annualized base salary plus the aggregate annual bonus compensation paid for the preceding three full years or three times the target bonus for the year of termination, whichever is greater, (3) immediate vesting of all unvested stock options and (4) continued participation in medical, dental, life and disability insurance benefits at the same premium cost in effect for active employees for two years.
      Pursuant to the terms and conditions of an amendment and assumption of employment agreement entered into among the Company, Chronimed and Mr. Blissenbach as of August 9, 2004, the Company agreed to employ, and Mr. Blissenbach agreed to accept employment as, the Company’s Chief Executive Officer and President pursuant to the terms of the employment agreement as amended. Under the amended employment agreement, Mr. Blissenbach has agreed that being employed in such new positions and terminating his positions as Chairman, Chief Executive Officer and President of Chronimed will not give him the right to terminate the employment agreement for good reason.

      In March 1999, Mr. Posner entered into an employment agreement with the Company that provides for his employment as the Company’s Vice President and General Counsel for a term of employment through February 28, 2004 (unless earlier terminated) at an initial base annual salary of $230,000. In January 2004, the term of Mr. Posner’s employment agreement was extended through February 28, 2006. Mr. Posner currently serves as the Company’s Executive Vice President, Secretary and General Counsel. Under Mr. Posner’s employment agreement, Mr. Posner is entitled to receive certain fringe benefits, including an automobile allowance, and is also eligible to participate in the Company’s executive bonus program. Under his employment agreement, Mr. Posner was granted 60,000 restricted shares of common stock of the Company. The restricted shares are subject to restrictions on transfer and encumbrance through December 31, 2006 and are automatically forfeited to the Company upon termination of Mr. Posner’s employment with the Company prior to December 31, 2006. Mr. Posner possesses voting rights with respect to the restricted shares, but is not entitled to receive dividends or other distributions, if any, paid with respect to the restricted shares. In addition, Mr. Posner’s restricted shares shall vest and become immediately transferable without restriction upon the occurrence of the following termination events: (i) Mr. Posner is terminated early by the Company without cause, (ii) Mr. Posner terminates his employment for good reason, or (iii) after certain changes of control of the Company that result in Mr. Posner’s termination by the Company or a material reduction of his duties with the Company. In addition, in the event that Mr. Posner is terminated without cause or he terminates his employment for good reason following a change of control of the Company, all restricted shares issued to Mr. Posner shall vest and become immediately payable. Upon termination, Mr. Posner is entitled to substantially the same entitlements as described above as Mr. Friedman. In addition, Mr. Posner is subject to the same restrictions on competition and non-interference as described above with respect to Mr. Friedman.
      Under an amendment to Mr. Posner’s employment agreement on October 28, 2004, good reason for termination by Mr. Posner now includes relocation of his principal location of employment more than 50 miles from his current location of employment in Elmsford, New York without his consent. In addition, the amendment provides that in the event Mr. Posner’s employment agreement is not renewed upon its expiration, Mr. Posner will be entitled to receive all of the severance benefits described above, together with an amount equal to one years’ salary.
      In June 2001, Mr. Corvese entered into an employment letter agreement with the Company which provides for his employment until terminated by the Company or Mr. Corvese. In September 2003, the Company and Mr. Corvese entered into a letter agreement amending certain provisions of the 2001 employment letter agreement. Under the agreement, as amended, Mr. Corvese serves as Vice President of Operations of Scrip Solutions, LLC. Under the agreement, Mr. Corvese is to be paid an initial base annual salary of $175,000 and is entitled to receive certain fringe benefits, including an automobile allowance, and is also eligible to participate in the Company’s executive bonus program. In the event that Mr. Corvese is terminated by the Company or any successor without cause or he terminates his employment at any time for good reason, he is entitled to receive an amount equal to one year of salary. Mr. Corvese is subject to the same restrictions on competition and non-interference as described above with respect to Mr. Friedman.
      Under an amendment to Mr. Corvese’s employment agreement on December 1, 2004, good reason for termination by Mr. Corvese now includes relocation of his principal location of employment more than 50 miles from his current location of employment.
      In January 2004, the Company entered into a severance arrangement with Mr. Carfora. Pursuant to the terms of the arrangement, if he is terminated by the Company or any successor without cause or he terminates his employment with the Company for good reason at any time prior to January 28, 2007, he is entitled to receive severance payments equal to one year of salary at his then current salary level and all outstanding unvested stock options previously granted to him and then held by him vest and become immediately exercisable and are otherwise exercisable in accordance with their terms. Mr. Carfora is subject to the same restrictions on competition and non-interference as described above with respect to Mr. Friedman.
      In October 2004, Mr. Pettengill entered into an employment letter agreement with the Company which provides for his employment as Chief Information Officer until terminated by the Company or Mr. Pettengill. Under the agreement, Mr. Pettengill is to be paid a base annual salary of $166,000 and is eligible to participate in the Company’s executive bonus program. In the event that Mr. Pettengill is terminated by the Company or any successor without cause or he terminates his employment at any time for good reason, he is entitled to receive an amount equal to one year of salary and all outstanding unvested options then held by him shall vest and become immediately exercisable in accordance with their terms. Good reason for termination by Mr. Pettengill includes a reduction in his then current salary rate or the relocation of his principal location of employment more than 50 miles from his current location of employment. Mr. Pettengill is subject to the same restrictions on competition and non-interference as described above with respect to Mr. Friedman.
      Mr. Zappa entered into an employment agreement with Chronimed effective February 1, 2003. The agreement remains in effect until terminated by mutual agreement or for cause as defined in the agreement. Under the agreement, Mr. Zappa receives a base salary of not less than $230,000 per year during the term of the agreement, and bonuses, stock options, and benefits commensurate with his position and responsibilities. Mr. Zappa’s employment agreement contains a non-competition provision for up to one year following termination of employment. Under Mr. Zappa’s employment agreement, if Chronimed terminates his employment without cause, he is entitled to receive (1) base salary payments for a period of 12 months after termination at the rate in effect on the date of termination, (2) the average of any incentive compensation paid or payable by Chronimed for the most recent two fiscal years and (3) immediate vesting of all unvested stock options.
      On June 14, 2004, Chronimed entered into a change of control severance agreement with Mr. Keane. Under the terms of the change of control severance agreement, if Mr. Keane is not given an offer to remain employed with Chronimed or does not become employed with the Company after completion of the merger, or he rejects an offer, he is entitled to receive (1) his base salary through the date of termination, including the pro rated bonus earned for the partial year, if any, (2) base salary payments for a period of 12 months after termination at the rate in effect on the date of termination, payable on a monthly basis, (3) the average of any bonus or incentive compensation paid or payable by Chronimed to Mr. Keane for the two most recent fiscal years, payable in equal monthly installments and (4) immediate vesting of all unvested stock options, all conditioned upon Mr. Keane entering into a general release of all claims against Chronimed and its successors. If Mr. Keane accepts an offer to remain employed with Chronimed or becomes employed with the Company after completion of the merger, and within one year of completion of the merger Mr. Keane terminates his employment for good reason, or Chronimed or the Company, as the case may be, terminates his employment without cause, he is entitled to receive the severance benefits described above conditioned upon Mr. Keane entering into a general release of all claims against Chronimed and its successors.
      On June 14, 2004, Chronimed entered into a change of control severance agreement with Mr. Reagan. Under the terms of the change of control severance agreement, if Mr. Reagan is not given an offer to remain employed with Chronimed or does not become employed with the Company after completion of the merger, or he rejects an offer, he is entitled to receive (1) his base salary through the date of termination, including the pro rated bonus earned for the partial year, if any, (2) base salary payments for a period of 12 months after termination at the rate in effect on the date of termination, payable on a monthly basis, (3) the average of any bonus or incentive compensation paid or payable by Chronimed to Mr. Reagan for the two most recent fiscal years, payable in equal monthly installments and (4) immediate vesting of all unvested stock options, all conditioned upon Mr. Reagan entering into a general release of all claims against Chronimed and its successors. If Mr. Reagan accepts an offer to remain employed with Chronimed or becomes employed with the Company after completion of the merger, and within one year of completion of the merger Mr. Reagan terminates his employment for good reason, or Chronimed or the Company, as the case may be, terminates his employment without cause, he is entitled to receive the severance benefits described above conditioned upon Mr. Reagan entering into a general release of all claims against Chronimed and its successors.

Stockholder Return Performance Graph
      The Company’s Common Stock first commenced trading on the Nasdaq Stock Market on August 15, 1996, in connection with the Company’s initial public offering. The graph set forth below compares, for the period of December 31, 1999 through December 31, 2004, the total cumulative return to holders of the Company’s Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Stock Market Health Services Index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG BIOSCRIP, INC., THE NASDAQ STOCK MARKET (US) INDEX
AND THE NASDAQ HEALTH SERVICES INDEX
Certain Relationships and Related Transactions
      During 2004, the Company paid approximately $59,000 in rent to Alchemie Properties, LLC (“Alchemie”), a Rhode Island limited liability company of which Mr. E. David Corvese, the former founding stockholder and a former officer and director of the Company, is the manager and principal owner, pursuant to a ten-year lease entered into in December 1994 for approximately 7,200 square feet of office space in Peace Dale, Rhode Island. Mr. E. David Corvese is the brother of Russel J. Corvese, Vice President of Operations, Scrip Solutions, LLC.
      During 2004, the Company paid approximately $1,155,000 in fees and expenses to the law firm of King & Spalding LLP, the Company’s outside general counsel. Richard A. Cirillo, a director of the Company, is a partner of King & Spalding LLP.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Commission initial reports of ownership and reports of changes in beneficial ownership of the Company’s Common Stock and other equity securities. Based solely on our review of the copies of such reports received by the Company or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2003, the Company’s officers, directors and holders of more than 10% of its common stock complied with all Section 16(a) filing requirements, except for Mr. Richard Friedman, who filed a Form 4 on January 12, 2004 to report the grant of a stock option on January 2, 2004, and Mr. Barry A. Posner, who filed a Form 4 on March 1, 2004 to report the exercise of a stock option and related sale of the shares of common stock acquired on exercise on February 25, 2004.

STOCKHOLDER PROPOSALS
      In accordance with the amended By-Laws of the Company, a stockholder who at any annual meeting of stockholders of the Company intends to nominate a person for election as a director or present a proposal must so notify the Secretary of the Company, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the reasons for, and interest of, such stockholder in any such nomination or proposal. Generally, to be timely, such notice must be received by the Secretary not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For the Company’s annual meeting to be held in 2006, any such notice must be received by the Company at its principal executive offices between February 24, 2006 and March 26, 2006 to be considered timely for purposes of the 2006 annual meeting. Any person interested in making such a nomination or proposal should request a copy of the relevant By-Law provisions from the Secretary of the Company. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the Commission relating to the exercise of discretionary voting authority, and are separate from and in addition to the Commission’s requirements (described below) that a stockholder must meet to have a proposal included in the Company’s proxy statement.
      Stockholder proposals intended to be presented at the 2006 annual meeting must be received by the Company at its principal executive offices no later than December 27, 2005, in order to be eligible for inclusion in the Company’s proxy statement and proxy card relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.
MISCELLANEOUS
      A copy of the Company’s 2004 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Commission, is enclosed but is not to be regarded as proxy solicitation materials.
HOUSEHOLDING
      If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of this Proxy Statement and one copy of the 2003 Annual Report to Stockholders to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.
      You may revoke your consent to householding at any time by calling 800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to BioScrip, Inc., Investor Relations, 10900 Red Circle Drive, Minneapolis, MN 55343 or contact BioScrip, Inc. Investor Relations at 952-979-3888.

Annex A
Chronimed Inc.
Summary Compensation Table
      The Summary Compensation Table set forth below provides certain information concerning compensation for services rendered to Chronimed during the years ended December 31, 2004, 2003 and 2002 by former officers of Chronimed who are now serving as executive officers of the Company.

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Year	Salary($)	Bonus($)(1)	Compensation($)(2)	Awards($)(3)	Options(#)(4)	Compensation(5)

Henry F. Blissenbach	2004	415,000	304,221	6,400	—	—	—
	2003	382,917	262,555	5,212	329,700	200,910	—
	2002	341,042	230,023	4,701	—	176,000	—
Gregory H. Keane	2004	210,000	111,951	6,195	—	—	—
	2003	197,750	91,118	4,606	94,200	83,500	—
	2002	183,375	79,220	3,794	—	35,500	—
Brian J Reagan(6)	2004	215,000	111,898	—	—	—	—
	2003	211,000	81,065	—	—	64,550	—
	2002	54,615	32,500	—	—	25,000	21,000
Anthony J. Zappa(7)	2004	241,500	94,610	5,200	—	—	—
	2003	230,625	95,173	4,269	47,100	69,780	—
	2002	199,904	65,000	1,979	—	52,000	—

(1)	Bonus amounts represent the bonus earned for the calendar year shown.

(2)	“Other Annual Compensation” consists of Company 401(k) contribution matches.

(3)	In August 2002, Chronimed’s Compensation Committee approved restricted stock grants to officers under Chronimed’s 2001 Stock Incentive Plan. These restricted shares were to be recognized as compensation expense over the four year vesting period of the grant, subject to an acceleration provision based on increases in Chronimed’s stock price. The restricted shares fully vested in March 2003 as provided by the grant acceleration provision and were fully recognized as compensation expense in 2003.

(4)	All non-qualified stock options are transferable by each officer to his or her immediate family members and family trusts.

(5)	Amount represents compensation paid to Brian Reagan for consulting services performed prior to becoming an employee of Chronimed.

(6)	Brian Reagan joined Chronimed in September 2002.

(7)	Anthony Zappa joined Chronimed in January 2002.
Chronimed Inc.
Equity Compensation Plan Information
      The following table sets forth information relating to equity securities authorized for issuance under Chronimed’s equity compensation plans as of December 31, 2004. Upon completion of the merger, all options

A-1

to purchase Chronimed common stock outstanding immediately before the completion of the merger were accelerated and became fully vested.

	Number of Securities		Number of Securities Remaining
	to be Issued Upon	Weighted-Average	Available for Future Issuance
	Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,368,801	$8.02	1,309,872
Equity compensation plans not approved by security holders	—	—	—

Total	2,368,801	$8.02	1,309,872

Chronimed Inc.
Aggregated Option Exercises In Last Fiscal Year and
Fiscal Year-End Option Values
      The following table sets forth information concerning option exercisable and unexercisable options held as of December 31, 2004, by former officers of Chronimed who are now serving as executive officers of the Company. There were no option exercises during the year ended December 31, 2004 by any of such persons. Upon completion of the merger, all options to purchase Chronimed common stock outstanding immediately before the completion of the merger were accelerated and became fully vested.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money Options at
	Options at Fiscal Year-End (#)		Fiscal Year-End($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Henry F. Blissenbach	632,109	246,601	466,840	115,280
Gregory H. Keane	146,580	73,110	75,005	10,480
Brian J Reagan	46,947	42,603	44,000	—
Anthony J. Zappa	85,725	61,055	86,840	—

A-2

ANNUAL MEETING OF STOCKHOLDERS OF

BIOSCRIP, INC.

To be held on May 25, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

PROPOSAL 1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	m	Henry F. Blissenbach
		m	Richard A. Cirillo
		m	Charlotte W. Collins
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Louis T. DiFazio Richard H. Friedman
		m m	Myron Z. Holubiak David R. Hubers
☐	FOR ALL EXCEPT (See instructions below)	m m	Michael Kooper Richard L. Robbins
		m	Stuart A. Samuels

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR PROPOSALS 1-2 ABOVE AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BIOSCRIP, INC.
2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2005

     The undersigned stockholder of BIOSCRIP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 2005, and hereby revokes all prior proxies and appoints Henry F. Blissenbach, Richard H. Friedman and Barry A. Posner, or any one of them, proxies and attorneys-in-fact, with full powers to each of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 25, 2005, at 10:00 a.m., local time, at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591, and at any adjournments or postponements thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1-2 ON THE REVERSE SIDE HEREOF IN FAVOR OF MANAGEMENT’S RECOMMENDATIONS AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE AND IN THE BEST INTEREST OF THE COMPANY.

(IMPORTANT – TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

BIOSCRIP, INC.

To be held on May 25, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the meeting date.

â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

PROPOSAL 1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	m	Henry F. Blissenbach
		m	Richard A. Cirillo
		m	Charlotte W. Collins
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Louis T. DiFazio Richard H. Friedman
		m m	Myron Z. Holubiak David R. Hubers
☐	FOR ALL EXCEPT (See instructions below)	m m	Michael Kooper Richard L. Robbins
		m	Stuart A. Samuels

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR PROPOSALS 1-2 ABOVE AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.